 NASDAQ: CLRX  CollabRx: Empowering Cancer Care  Expert systems for genomics-based cancer treatment planning  Issuer Free Writing ProspectusFiled Pursuant to Rule 433Registration No. 333-199477November 18, 2014

 *  Safe Harbor  When used, the words "believe," "plan," "intend," "anticipate," "target," "estimate," "expect" and the like, and/or future tense or conditional constructions ("will," "may," "could," "should," etc.), or similar expressions, identify certain of these forward-looking statements. Important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in filings made by CollabRx with the Securities and Exchange Commission. CollabRx undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.  This presentation and the accompanying commentary include forward-looking statements about CollabRx’ anticipated results that involve risks and uncertainties. Some of the information contained in this presentation, including, but not limited to, statements as to industry trends and CollabRx’ plans, objectives, expectations and strategy for its business, contains forward-looking statements that are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Any statements that are not statements of historical fact are forward-looking statements.   © Copyright 2014 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX  *

 *  Free Writing Prospectus Statement  CollabRx, Inc. has filed a registration statement on Form S-1 (Registration No. 333-199477) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. A copy of the preliminary prospectus describing the terms of the proposed offering has been filed with the SEC. Before you invest in this offering, you should read the prospectus and the other documents we have filed with the SEC that are incorporated by reference in such for more complete information about us and this offering.You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, we or the underwriter participating in the offering will arrange to send you the prospectus if you contact Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019, telephone: 212-813-1010, e-mail: prospectus@aegiscap.com.  © Copyright 2014 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX  *

CollabRx

Overview of CollabRx

- **A clinical decision-support company for precision oncology**
  - We translate expert knowledge about complex molecular medicine and make it relevant, accessible and actionable for practicing physicians
  - **Not a lab – we focus on data interpretation, reporting and downstream analytics for clinical decision-making**
  - We provide evidence-based content and expert decision support in SaaS and advertising business models
- **Proprietary interpretive content in two major product lines:**
  - Web and mobile apps for use by oncologists at the point of care
  - An automated interpretation and reporting service for the diagnostic laboratory market
- **Landed major customers and partners in past 24 months**
  - Major online media partner is Everyday Health / MedPage Today
  - Quest Diagnostics, Life Technologies, Affymetrix, CellNetix, Genoptix, The Jackson Lab, Sengenics, Stanford, U Chicago, Ohio State
  - Distribution partners include Affymetrix and Cartagenia

© Copyright 2014 CollabRx, Inc. - All Rights Reserved
NASDAQ CM: CLRX 4

Oncologists are our market

GVA™ Service

Indirectly via Diagnostic Labs


CollabRx
Submit Job
BRAF
Supported Aberrations

- Automated, SaaS reporting service for complex NGS panels
- Expert-vetted Actionability Framework
- XML data or physician-ready reports
- Volume-based subscription / per test fee

CancerRx Mobile App

Directly at the Point-of-Care


Therapy Finder – Professional
Provide Information About Your Patient's Lung Cancer
Lung Cancer Stage
Histopathological Information
EGFR mutations: Consider Tarceva or afatinib
Therapy Finders
LC
MEL
mBC
CC

- "Expert systems" for treatment planning (Therapy Finders™)
- Relevant medical news as it breaks
- On-line Media Partner *MedPage Today*
- Ad and sponsorship revenue sharing

© Copyright 2014 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX 5

Newly emerging market for genomic-based testing in cancer

- **Addressable US market ~ 13 million patients**
  - 7 million (55%) with a strong genetic association*
- **1.7 million new US patients in 2013 and 14 million globally***
  - Growing to almost 3 million new US patients each year by 2050**
- **Each day approximately 1,600 US patients progress beyond "guidelines" and are candidates for genomic medicine**
- **The total available market for testing in cancer is estimated at $10B in 2014 in the US alone, growing to $25B by 2018, but is barely penetrated***
- **Latest trend in genomic testing for cancer is blood-based:**
  - Circulating tumor cells and cell-fee DNA from blood sample
  - Tracks progression of disease over time; may be used for early detection
  - Expands by several times the amount of potential testing

Sources: *JPMorgan, June 2014 **American Cancer Society and WHO **Hayat M J et al. *The Oncologist*, 2007, 12:20-37.

© Copyright 2014 CollabRx, Inc. - All Rights Reserved
NASDAQ CM: CLRX 6

 Need to address rapidly changing science and standards in oncology  “Our patients rely on us to guide them in this new landscape of molecular oncology. But the field is just changing too quickly. We simply do not have enough hours in the day to see patients and stay abreast of the field.” Source: Community Oncologist from Frankel Group Report to CollabRx, Inc. 1/13  *  © Copyright 2014 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX

 GVA focused on knowledge-based portions of the clinical genetic testing workflow  CollabRx  Hospital Lab or Reference Lab   *  © Copyright 2014 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX

 Therapy Finders™ make expert knowledge available at the office and at home  Current Therapy Finders for Lung, Colorectal, and Metastatic Breast cancers and Melanoma   Recently launched CancerRx mobile app includes Therapy Finders and MedPage Today newsfeed  *  © Copyright 2014 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX

 *  Editorial Boards& Guidelines  Knowledge Base of Treatment Models   In-House KnowledgeExperts  Combine in-house and external experts to create a unique knowledge resource  Representative Sources of Guidelines  Representative Available Data Sources:  © Copyright 2014 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX  *

 Melanoma  Melanoma  Lung  Breast  Breast  Colorectal  Sarcoma  Leukemia  Prostate  Pancreas  Pan Cancer  Breast  Over 75 expert advisors from leading institutions provide best practice insights  Representative institutional affiliations of advisors:  An unprecedented network of uncompensated volunteers to advance the field with CollabRx  © Copyright 2014 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX  © Copyright 2014 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX  *

 Minutes Not Days  GVA System: Automated, scalable, contextualized assembly of content for labs entering the genomic testing market in cancer  Platform for interpretation and reporting  Testing and QA  Project management  Support  Build/ deploy policies  Content updates  Hosting  Availability  Documentation  Approval automation  Change management  Software Engineering  *  © Copyright 2014 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX  6385 Aberrations3760 Drugs7564 Clinical Trials3947 Text Summaries  GVA Contents

CollabRx

Competitive Strengths

- Proprietary knowledgebase is focused on actionable information for physicians
  - *Focus is on providing actionable information that physicians can use to plan treatment strategies for their advanced cancer patients and identifying the evidence in the public domain that justifies the therapy options presented*

- An automated software platform is scalable and capable of handling high test volumes and fast turn-around times
  - *Our platform provides us with a scalable, interactive service that can handle large test volumes and still maintain fast turn-around times for our customers. In this respect it is unmatched in our field*

- A large network of independent expert clinical advisors
  - *Over 75 independent, uncompensated expert advisors, organized by both tissue-specific editorial boards and pan-cancer or biomarker-centric boards, provides a unique, unbiased mechanism to inform and prioritize treatment strategies based on evidence*

- First-mover advantage and independence
  - *First to have focused exclusively on the information-based, value-added steps of the diagnostic testing workflow in the context of providing clinical grade interpretation of multi-gene testing in cancer, separate from the processing of tissue samples in a laboratory environment*

© Copyright 2014 CollabRx, Inc. - All Rights Reserved
NASDAQ CM: CLRX 13

CollabRx

Multiple current and potential revenue sources

	GVA Service to Labs	Web and Mobile Apps
Per-test-fees (Software-as-a-Service)	**Diagnostic companies** **Life Science companies**	
Volume-based Subscriptions	**Academic medical centers**	
Ad revenue / Sponsorships		Pharma
Customization (Fee for service)	**Diagnostic companies** **Life Science companies**	
"Freemium" / Premium Subscriptions		Physicians and patients
Data analytics	**Diagnostic companies** **Life Science companies**	Pharma
License Fees		**MedPage Today**

Bold indicates revenue received produced in these categories

© Copyright 2014 CollabRx, Inc. - All Rights Reserved
NASDAQ CM: CLRX 14

CollabRx

Long-term product strategy

Customer Base: Payers / Pharma; Broader Provider User Base; Early Adopter Oncologists & Pathologists

Business Model: Diagnostic Content Provider; Customized Data-Driven Care Enabler; Outcomes Driver

Stage I — Diagnostic Content Provider

Provide valued genomics-based content to improve diagnostic interpretation

- Content supplier for platform providers and related customers
- Initial penetration of diagnostic labs
- Online media presence

Stage II — Customized Data-Driven Care Enabler

Integrate patient-specific data to increase content actionability

- Broader cancer panel applications & volume
- Extended lab product to new Dx supplier(s)
- Increased provider uptake, migrating to community settings
- Expanded online media presence

Stage III — Outcomes Driver

- Integrate with Dx suppliers and CROs to demonstrate outcomes impact
- Engage payers with value proposition
- Introduce pharma analytics offering
- Introduce longitudinal reporting for drug development

Link CLRX informatics to improved quality / survival outcomes

© Copyright 2014 CollabRx, Inc. - All Rights Reserved
NASDAQ CM: CLRX 15

Partnerships, strategic alliances, customers and sponsors

Academic Institutions
Cancer Centers
Professional Organizations

University of Chicago
Ohio State University
Jackson Laboratory
OncoSolutions Cancer Center (Singapore)
American Society of Clinical Oncology (ASCO)
College of American Pathologists (CAP)

Diagnostic Labs
Genomic Analysis Companies

Quest Diagnostics
Affymetrix
Life Technologies
Genoptix
Cellnetix
Cynvenio Biosystems
OncoDNA
Sengenics

Pharma / Biotech

GSK
Pfizer
Boehringer Ingelheim

Online Media
Healthcare IT

Everyday Health
Medpage Today
GeneInsight
Projects in Knowledge

© Copyright 2014 CollabRx, Inc. - All Rights Reserved
NASDAQ CM: CLRX 16

CollabRx

Seasoned leadership team

Thomas Mika, MBA; Chairman, President, and CEO – Tegal, IMTEC, Cresap, National Science Foundation, HBS

George Lundberg, MD; Chief Medical Officer and Editor-in-Chief – AMA, WebMD, Medscape, Stanford (Professor, pathology), Lundberg Institute

Clifford Baron, PhD; Vice President and COO – Accelrys, Inc., Applied Biosystems, Pangea/Doubletwist, UC-Berkeley

Gavin Gordon, MBA, PhD; Vice President, Business Development and Strategic Alliances – Harvard Medical School (Professor, molecular pathology), UNC

Smruti Vidwans, PhD; Chief Scientist – McKinsey & Company (GSK, Roche as clients), MIT, UCSF

© Copyright 2014 CollabRx, Inc. - All Rights Reserved
NASDAQ CM: CLRX

17

 *  Board of Directors  Thomas R. Mika, Chairman (see Management Team)Paul R. Billings, MD, PhD – Author, lecturer, consultant, professor and thought leader in genomic medicine. CMO, Thermo Fisher Scientific, Member of FDA Science Board, VA Genomic Medicine Advisory Committee, IOM Genomic Medicine Roundtable; LabCorp, Trovagene, Ancestry.com, Cordblood Registry, Omicia.James Karis – Senior Health Technology Executive. CEO of Mapi Group (CRO), CEO of Entelos, President & COO of Parexel International, COO of Pharmaco International, VP International Ops of Baxter Healthcare, founder of KMR Group Analytics.Jeffrey Krauss – Venture Capitalist, Private Equity Investor. Managing Member of PPC Enterprises LLC, Partner of Psilos Group Managers and Nazem & Co., Attorney at Simpson, Thatcher & Bartlett.Carl Muscari – Serial Entrepreneur. CEO of MSRC, Video Communications, Acuity Imaging, Exos, and Madison Cable, GM of Ferrofluidics.  © Copyright 2014 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX  *

 CollabRx, Inc. Balance Sheet6/30/14  © Copyright 2014 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX  © Copyright 2014 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX  *

 Capitalizationf 7/18/14*  © Copyright 2014 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX  © Copyright 2014 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX  *

CollabRx

Investment Thesis

- Highly regarded, industry-leading position with unique, proprietary platform to address critical need of interpretation and reporting on genomic test results to physicians at scale
- Developed and published objective criteria for "Actionability" of genomic test results with high-profile academic physician thought leaders to enable precision oncology
- Core academic institutional partners in the forefront of clinical genomic testing to drive adoption and brand recognition
- High profile strategic alliances with major industry-leading companies
- Established a strong commercial foundation with two proven products
- Compelling public company growth opportunity as market for genomic testing in cancer patients becomes routine
- Total capital invested to date approximately $20mm, pre and post merger

© Copyright 2014 CollabRx, Inc. - All Rights Reserved
NASDAQ CM: CLRX 21

www.collabrx.com  © Copyright 2014 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX  *